Exhibit 99.1

Georges Gemayel, Ph.D., Joins Supernus

Board of Directors

Rockville, MD, March 23, 2015 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced that Georges Gemayel, Ph.D., a veteran executive with extensive experience in the pharmaceutical industry, will join the company’s board of directors.

“Georges is a leader who has an excellent track record of commercial and product development success helping pharmaceutical companies achieve and sustain growth,” said Jack Khattar, chief executive officer of Supernus Pharmaceuticals. “His experience with growth companies will be especially valuable to Supernus as we build upon the success of our marketed products and advance our pipeline towards commercialization.”

Dr. Gemayel has over 25 years of experience in the pharmaceutical industry, including management and executive positions in the U.S., Europe and the Middle East. Dr. Gemayel currently serves on the board of directors of Raptor Pharmaceuticals, a publicly-traded company, and is the chairman of the boards of OxThera, EpiTherapeutics and Orphazyme ApS.

From 2008 to 2009, Dr. Gemayel was president and chief executive officer of Altus Pharmaceuticals, a publicly-traded pharmaceutical company. From 2003 to 2008, he was executive vice president at Genzyme Corporation where he was responsible for the company’s global therapeutics, transplant, renal and biosurgery businesses. From 1998 to 2003, he held progressively senior roles at Hoffmann La-Roche and Roche Labs, most recently as vice president, National Specialty Care, responsible for its U.S. business for dermatology, oncology, transplantation, hepatitis and HIV.

“Supernus achieved great success in developing its CNS portfolio and becoming profitable only one year after launching Oxtellar XR and Trokendi XR,” said Georges Gemayel, Ph.D. “I look forward to working closely with Supernus’ Board and Management to maximize the potential of its commercial products and progress its innovative pipeline in psychiatry.”

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry. These product candidates include SPN-810 for the treatment of impulsive aggression in patients with ADHD in conjunction with standard ADHD treatment and SPN-812 for ADHD.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

301-838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com